Exhibit 3.2.19
ADMITTED PARTNERS OF
BRANDYWINE OPERATING PARTNERSHIP, L.P.
AS OF DECEMBER 31, 2025

Brandywine Holdings I, Inc.
Brandywine Realty Trust
R. Randle Scarborough
Steven L. Shapiro
Gloria Kantor
Hirschman Family Trust
Helen Geffner
Trust UTW of Theodore Geffner
Kenneth L. Hatfield
Michael G. Tombari
James J. Gorman
Christopher J. Knauer
The Revocable Trust Declaration of Thomas K. Terrill and Susan Jean Terrill
The Redford Family Survivor’s Trust
The Peter M. Reynolds and Christina A. Reynolds Family Trust
Jane Martz Trust
Karie Brown Trust
Tara Lynne Brown Trust
Kristen Stinnett-Brown Trust
The Reynolds Family Partners

GENERAL PARTNER

Brandywine Realty Trust